EXHIBIT 12.1
                       SRI RECEIVABLES PURCHASE CO., INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                       Nine Months Ended             Fiscal Year
                                                                    ------------------------      --------------------------------
                                                                    November 2,   October 28,
                                                                       1996         1995(1)       1995(1)     1994(1)      1993(1)
                                                                      ------        -------       ------      -------      -------
Pretax earnings ...........................................           $4,137        $  --         $  --       $   --       $   --
                                                                      ------        -------       ------      -------      -------
Fixed charges charged to expense:
Interest expense ..........................................            1,603           --            --           --           --
Amortization of debt issue costs ..........................              233           --            --           --           --
Total fixed charges charged to expense ....................            1,836           --            --           --           --
                                                                      ------        -------       ------      -------      -------
Income before income tax
and fixed charges charged to expense ......................           $5,973        $  --         $  --       $   --       $   --
                                                                      ======        =======       ======      =======      =======
Fixed charges charged to accruals:
Interest expense ..........................................             --             --            --           --           --
Amortization of debt issue costs ..........................             --             --            --           --           --
                                                                      ------        -------       ------      -------      -------
Total fixed charges charged to accruals ...................             --             --            --           --           --
                                                                      ------        -------       ------      -------      -------
Total fixed charges .......................................           $1,836        $  --         $  --       $   --       $   --
                                                                      ======        =======       ======      =======      =======
Ratio of earnings to fixed charges ........................             3.25           --            --           --           --
                                                                      ======        =======       ======      =======      =======

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(1)   Prior to the issuance of the SRPC Notes, SRPC had no significant fixed charges. Accordingly, the ratio of fixed charges is only presented for the nine months ended November 2, 1996.